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                          COMMON STOCK PURCHASE WARRANT

                      GLOBUS INTERNATIONAL RESOURCES CORP.
                             (A NEVADA CORPORATION)

WARRANT NUMBER                                         NUMBER OF WARRANTS

        The registered holder hereof or registered assigns (the "Holder"),

        is entitled to purchase from GLOBUS INTERNATIONAL RESOURCES CORP., a Nevada corporation (the "Company"), at any time, until the close of business on June 30, 2001, providing an exemption is available for the issuance of the shares upon exercise and/or the shares underlying the Warrants are registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the shares underlying this Warrants are registered (the "Exercise Period"), at the purchase price of $3.625 per share (the "Exercise Price"), the number of shares of common stock of the Company (the "Common Stock") which is equal to the number of Warrants set forth above. This Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment as set forth in the Warrant Agency Agreement dated as of July 1, 1998 by and between the Company and Continental Stock Transfer & Trust Company.

        This Warrant may be exercised in whole or in part by presentation of the Warrant with the Purchase Form on the reverse side hereof duly executed and simultaneous payment of the Exercise Price (subject to adjustment) at the principal office of Continental Stock Transfer & Trust Company (the "Warrant Agent"), 2 Broadway, New York, New York. Payment of such price shall be made at the option of the Holder hereof in cash or certified check.

        The Holder hereof may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.



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